EXHIBIT 99.4

[GE Healthcare Financial Letterhead]

March 24, 2003

VIA FACSIMILE {615-309-6901}

AND FEDERAL EXPRESS

HealthMont, Inc.

HealthMont of Georgia, Inc.

HealthMont of Texas, Inc.

HealthMont of Texas I, LLC

HealthMont of Missouri, Inc.

Gateway Building, Suite 310

Brentwood, Tennessee 37027

Attn: Mr. Timothy Hill, President

RE:	(1) $8,000,000 Revolving Credit Loan, (2) $5,000,000 Secured Term Loan, and (3) $1,900,000 Secured Term Loan, all made by Heller Healthcare Finance, Inc. to HealthMont, Inc. and the other addressees hereto

Dear Tim:

Reference is made to (1) that certain Loan and Security Agreement dated August 31, 2000 relating to the $8,000,000 revolving credit loan made by Heller Healthcare Finance, Inc. (“Lender”) to HealthMont, Inc. (“HealthMont”) and each of the other addressees hereto (collectively, “Borrower”) (as amended, modified, supplemented and restated from time to time, the “Revolving Loan Agreement”), (2) that certain Mortgage Loan Agreement dated August 31, 2000 relating to the $5,000,000 secured term loan made by Lender to each of the entities comprising Borrower except for HealthMont of Missouri, Inc. (“Callaway”), (as amended, modified, supplemented and restated from time to time, “Mortgage Loan Agreement 1”), (3) that certain Mortgage Loan Agreement dated December 30, 2000 relating to the $1,900,000 secured term loan made by Lender to Callaway (as amended, modified, supplemented and restated from time to time, “Mortgage Loan Agreement 2”), and (4) that letter agreement dated October 11, 2002 evidencing Lender’s consent to certain merger activities of HealthMont (the “October Consent”). The Revolving Loan Agreement, Mortgage Loan Agreement 1 and Mortgage Loan Agreement 2 shall be referred to herein collectively as the “Loan Agreements”, and all of the Loan Documents” (as defined in each of the Loan Agreements), together with any and all letter agreements evidencing any overline advance obligations, shall be collectively referred to herein as the “Heller Loan Documents”. Capitalized terms used but not defined herein shall have the meaning set forth in the respective Loan Agreement and the October Consent.

Pursuant to the Loan Agreements and the other Heller Loan Documents, Borrower is required to abide by certain covenants and warranties, all as required by Lender in consideration for making the various loans evidenced and secured by the Heller Loan Documents, and as more particularly set forth in the Heller Loan Documents, as applicable. Borrower has requested Lender’s consent for certain actions, which if made without Lender’s consent, would be a violation of the Loan Agreement and an Event of Default thereunder. Section 7.1 of the Revolving Loan Agreement, Section 6.6 of Mortgage Loan Agreement 1, and Section 6.6 of Mortgage Loan Agreement 2 each prohibits Borrower from, among other things, incurring additional indebtedness, except for the specific exceptions provided therein. Section 7.4 of the Revolving Loan Agreement, Section 6.7 of Mortgage Loan Agreement 1, and Section 6.7 of Mortgage Loan Agreement 2 each prohibits Borrower from, among other things, entering into any merger or consolidation or other change in fundamental change in the ownership of the Borrower’s business, or disposing of a substantial portion of Borrower’s business.

As described in the October Consent, the owners of HealthMont intend to sell all of the stock in HealthMont to SunLink Health Systems, Inc. (“SunLink”), and therefore a sale of all of the assets of Borrower to SunLink, except for the assets owned by HealthMont of Texas, Inc. and HealthMont of Texas I, LLC (collectively, “Dolly”). Borrower has requested that, prior to the consummation and closing of the Merger, Dolly be released from all of its obligations to Lender (except those that survive termination of or withdrawal from the Loan Agreement) and that Lender’s lien on all of the assets owned by Dolly (collectively, the “Dolly Assets”) likewise be released. In connection with such early release, Borrower has also requested Lender’s consent to (1) an amendment to the Merger Agreement, the material terms of which are summarized in Exhibit A attached and incorporated hereto (the “Merger Amendment”), (2) the advance of additional indebtedness by SunLink to HealthMont, Inc., the material terms of which are summarized in Exhibit A attached and incorporated hereto, the “SunLink Loan”), (3) the issuance of a note by HealthMont, Inc. to HealthMont of Texas, Inc. (the material terms of which are summarized in Exhibit A attached and incorporated hereto, the “Texas Note”), and (4) the entry by HealthMont, Inc. into a Management Agreement with SunLink (the material terms of which are summarized in Exhibit A attached and incorporated hereto, the “Management Agreement”).

Each of the undersigned parties involved have agreed upon the terms and conditions relating to (1) the release of the Dolly Assets, (2) the Merger Amendment, (3) the SunLink Loan, (4) the Texas Note, and (5) the Management Agreement (collectively, the “Transactions”). Further, Lender hereby consents to each of the Transactions, subject, however, to each of the following terms and conditions, each of which is a condition precedent to the effectiveness of the Lender’s consent described in this letter:

(1)	Each of the undersigned parties hereby agree, ratify and re-affirm each of the terms and conditions set forth in the Consent.

(2)	The Transactions shall each be on the respective terms and conditions set forth on the Summary of Terms attached hereto as Exhibit A (the “Summary of Terms”);

(3)	Each of the undersigned parties shall enter into various legal documents that evidence and support the transactions described in the Summary of Terms, including, without limitation, a Subordination Agreement between Lender and SunLink (collectively, the “Transactions Documents”), and the Transactions Documents shall be in the form previously delivered and approved by Lender; provided, however, that in the event and to the extent that there are any inconsistent or contradictory terms between those contained in the Summary of Terms and those contained in the Transactions Documents, the terms set forth in the Summary of Terms shall control;

(4)	HealthMont shall deliver to Lender (a) a payment in the amount of Six Hundred Thousand and No/100 Dollars ($600,000.00) in connection the release of Dolly from the revolving loan facility described in the Revolving Loan Agreement, all of which payment will be applied to amounts owing to Lender under such revolving loan facility, and (b) a payment in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in connection the release of Dolly from the secured term loan facility described in the Mortgage Loan Agreement 1. Lender shall hold the foregoing $250,000 payment (the “Escrowed Funds”) in escrow and shall apply the Escrowed Funds as described in the Summary of Terms.

(5)	Without limiting in any manner any of the indemnification provisions set forth in the Loan Agreements, Borrower hereby indemnifies and agrees to defend and hold harmless Lender and its partners, officers, agents and employees from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by Lender or in which Lender may ever be or become involved (whether as a party, witness or otherwise) arising out of, resulting from or in any way relating to the Transactions, which indemnification shall survive the payment in full of the Obligations and the termination of the Loan Agreements.

(6)	Borrower (other than Dolly) shall be responsible for the payment of all reasonable fees of Lender’s in-house counsel incurred in connection with the preparation of this letter agreement and with the consummation of the Merger. Borrower hereby authorizes Lender to deduct all of such fees from the proceeds of one or more Revolving Credit Loans.

(7)	Each of the undersigned parties hereby agree to deliver to Lender any other documents, deliverables, reports or due diligence items as reasonably requested by Lender.

Nothing in this letter agreement shall be deemed to modify, amend or supplement anything contained in the Loan Agreements and the other Heller Loan Documents, or be deemed to be a consent to any other action by Borrower, except as expressly and specifically stated herein. Please counter-sign this letter agreement below to indicate your consent and agreement to the terms and conditions set forth herein.

Sincerely,

HELLER HEALTHCARE FINANCE, INC.

By:
David Moore, Senior Vice President

cc:     Mr. Michael Gardullo

Lisa J. Lenderman, Esquire

[ACKNOWLEDGMENT AND AGREEMENT SIGNATURES ON NEXT PAGE]

ACCEPTED AND AGREED THIS ______ DAY OF MARCH, 2003:

HEALTHMONT, INC., a Tennessee corporation By: (SEAL) Name: Its:

HEALTHMONT OF GEORGIA, INC., a Tennessee corporation By: (SEAL) Name: Its:

HEALTHMONT OF TEXAS, INC., a Tennessee corporation By: (SEAL) Name: Its:

HEALTHMONT OF TEXAS I, LLC, a Tennessee limited liability company By: (SEAL) Name: Its:

HEALTHMONT OF MISSOURI, INC., a Tennessee corporation By: (SEAL) Name: Its:

SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation By: (SEAL) Name: Its:

HM ACQUISITIONS CORP., a Delaware corporation By: (SEAL) Name: Its:

CHATHAM CAPITAL, INC., a Delaware corporation By: (SEAL) Name: Its:

EXHIBIT A

SUMMARY OF TERMS

Release of the Dolly Assets:

•	Borrower shall pay to Lender an amount equal to $600,000 in consideration for the withdrawal of Dolly from the Revolving Loan Agreement and the release by Lender of its lien on the accounts receivable and related assets and other Collateral granted to Lender under the Revolving Loan Agreement. All of such payment will be applied to amounts owing to Lender under the Revolving Loan Agreement.

•	Borrower shall pay to Lender an amount equal to $250,000 in consideration for the withdrawal of Dolly from the Mortgage Loan Agreement 1 and the release by Lender of its lien on the real estate and other Collateral granted to Lender under the Mortgage Loan Agreement 1. Lender shall hold the foregoing $250,000 payment (together with any earnings thereon, the “Escrowed Funds”) in escrow until the earlier to occur of (i) the closing of the Merger, or (ii) June 30, 2003. If the Merger closes on or prior to June 30, 2003 in accordance with the terms set forth herein and in the Consent, then Lender shall return the Escrowed Funds to HealthMont, which will forward the Escrowed Funds to those of HealthMont’s directors and their affiliates that initially advanced the Escrowed Funds (the “Directors”). If the Merger does not close on or before June 30, 2003, then Lender shall withdraw the Escrowed Funds from escrow and shall apply them to repayment of the principal outstanding under the term loan described in the Mortgage Loan Agreement 1, and HealthMont shall issue to the Directors an aggregate of approximately 581,397 shares of HealthMont common stock.

Merger Amendment:

•	The Termination Date is being extended from January 31, 2003 until June 30, 2003.

•	Correction to percentage of SunLink stockholders required for approval as two-thirds of shares

•	HealthMont or SunLink may terminate Merger Agreement if more than 10% of SunLink’s stockholders exercise dissenters’ rights.

•	The Amendment provides for the issuance of warrants to SunLink in connection with the SunLink Loan, as described below.

SunLink Loan:

•	Lender: SunLink Healthcare Systems, Inc. (“SunLink”)

•	Borrower: HealthMont, Inc. (“HealthMont”)

•	Amount: Up to $1,100,000 to Borrower to be advanced only upon the recommendation of the manager under the Management Agreement, of which approximately $700,000 is being funded to SunLink by Chatham Capital, Inc. under a separate Note Purchase Agreement described below.

•	Term: Beginning on date of this letter agreement or latter borrowing date and continuing in all cases through December 31, 2004, except if the Merger closes, in which case the SunLink Loan shall be repaid in full with the proceeds of the Chatham Loan (as defined in the Consent).

•	Security: Second priority security interest on all assets of Borrower (other than Dolly), subordinated to Lender’s lien and all Obligations owed to Lender, as per the Subordination Agreement, as well as a pledge of all of the capital stock of HealthMont’s subsidiaries (other than Dolly), which shall be subject to and subordinate to the prior pledge to Lender.

•	Interest: 15% per annum, increasing by an additional 1% every 6 months the loan is outstanding following termination of the Merger Agreement.

•	Guaranties: The SunLink Loan is guaranteed by all subsidiaries of HealthMont (other than Dolly).

•	Repayment: Interest-only payments beginning upon the termination of the Merger Agreement, and only if the Merger is not closed and only so long as no “Heller Default Notice” (as defined in the Subordination Agreement) has been issued.

•	Subordination Terms:
•	Interest payments and management fees are allowed to be paid in accordance with the SunLink Loan documents and the Management Agreement, so long as no “Heller Default Notice” (as defined in the Subordination Agreement) has been issued.
•	There is a 180-day “Standstill Period” instituted upon issuance of a “Heller Default Notice” (each as defined in the Subordination Agreement).
•	The Subordination Agreement contains pay-over provisions provided to Lender in case any proceeds of Collateral are delivered directly to SunLink rather than to Lender as required by the Lockbox provisions of the Revolving Loan Agreement, and upon the delivery by Lender of a “Heller Default Notice”, until the expiration of a “Standstill Period” (as defined in the Subordination Agreement).

•	Use of Proceeds: The proceeds shall be used to pay down a portion of the Revolving Loan Agreement as described under the Release of Dolly Assets and to pay such obligations of HealthMont as SunLink, as manager under the Management Agreement, shall recommend.

•	Warrants: HealthMont will issue warrants and grants registration rights to SunLink (in substantially the same form as the existing warrants previously issued, and registration rights previously granted, to Lender) as additional consideration for the SunLink Loan and continuation of the SunLink Loan after any termination of the Merger Agreement; provided, however, that any exercise of the warrants shall in no way dilute the percentage equity interest or voting rights (other than merely upon the exercise of the warrants) which Lender would hold in HealthMont pursuant to the exercise of its warrant rights, and HealthMont and SunLink hereby agree to include any appropriate provisions in the HealthMont or SunLink documents, as the case may be, or in the future to modify the HealthMont or SunLink documents, as the case may be, accordingly, to provide for such anti-dilution protection. The parties hereby agree that the intention of each is that Lender shall be in no worse of a position vis-à-vis HealthMont with respect to its warrants than it was prior to the making of the SunLink Loan.

•	Fees: $40,000 plus 135,000 warrants at closing of the SunLink loan facility and up to 540,000 additional warrants if the SunLink Loan remains outstanding after any termination of the Merger Agreement. Warrant terms as described above.

Texas Note:

•	Maker: HealthMont, Inc.

•	Noteholder: HealthMont of Texas, Inc.

•	Amount: $275,000

•	Term: Beginning on date of this letter agreement and continuing until the Texas Note is repaid in full as set forth below

•	Security: Unsecured

•	Interest: 0% per annum

•	Repayment: No payments until after the SunLink Loan has been paid off in full and after all of the Obligations to Lender have been satisfied in full, provided that in the event the Merger closes, HealthMont will pay the Texas Note in full, up to a maximum payment of $275,000

•	Subordination Terms:
•	Absolute standstill against repayment and instituting legal proceedings
•	The Subordination Agreement contains pay-over provisions provided to Lender in case any proceeds of Collateral are delivered to HealthMont of Texas, Inc.

Management Agreement:

•	Management: SunLink and HealthMont will execute a management agreement that provides for SunLink’s operation and financial management of HealthMont’s Adel Hospital and Callaway Hospital.

•	Term: Beginning on date of this letter agreement and continuing through August 31, 2003, unless earlier terminated.

•	Management Fees: $30,000 per month through August 31, 2003 in cash, with accrued management fees of an additional $50,000 per month payable in six (6) equal installments every 30 days beginning fifteen (15) days after the earlier of termination of the Merger Agreement or termination of the Management Agreement, which are permitted to be paid so long as no “Heller Default Notice” (as defined in the Subordination Agreement) has been issued and no stand still period is in effect.

Chatham Note Purchase Agreement:

•	Amount: $700,000

•	Purpose: Partial funding of $3 million commitment by Chatham in connection with the Merger

•	Form: 15% Promissory Note

•	Security: Collateral assignment of all security received by SunLink under the SunLink Loan

•	Interest: 15% per annum

•	Maturity Date: March 2006

•	Warrants: To purchase 17,500 shares of SunLink at $0.01 per share

•	Registration Rights: Piggyback